Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando 646-536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Reports First Quarter 2007 Results

Highlights:

•                  First quarter 2007 revenue of $67.5 million, up 15.5% from $58.5 million in the fourth quarter 2006.

•                  Acquired Clamonta Limited in January 2007, expanding the aerospace business.

•                  Acquired TNCO Inc. in April 2007, expanding minimally invasive surgery instrument offering.

WARSAW, Ind., May 3, 2007 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, announced today first quarter 2007 financial results for the period ended March 31, 2007.

The Company reported first quarter 2007 revenue of $67.5 million, a decrease of 3.0% from the $69.6 million reported in the first quarter 2006 and an increase of 15.5% from the $58.5 million reported in the fourth quarter 2006. The Company’s first quarter revenue included $6.2 million from Riley Medical, which was acquired by the Company in May 2006, $2.0 million from Everest Metal, which was acquired in August 2006, and $2.9 million from Clamonta Limited, which was acquired in January 2007.

Gross profit for the first quarter 2007 was $15.0 million, a 26.4% decrease from gross profit of $20.3 million for the first quarter 2006 and an increase of 5.2% from fourth quarter 2006. Gross margin for the first quarter 2007 was 22.2%, compared to gross margin of 29.2% for the first quarter 2006 and compared to 24.3% for the fourth quarter 2006. The lower gross margin rate was primarily a result of a lower percentage of large projects in our core business and higher than normal employee healthcare and benefit expenses.  The higher than normal employee related benefit expenses impacted net income by approximately $0.02 per diluted share.

Operating income for the first quarter of 2007 was $7.1 million, a 46.7% decrease over operating income of $13.3 million for the first quarter 2006.  Operating margin for the first quarter 2007 was 10.5%, compared to an operating margin of 19.1% for the first quarter 2006.

Net income for the first quarter 2007 was $3.7 million, or $0.11 per diluted share, compared to a net income of $8.4 million, or $0.24 per diluted share, for the first quarter 2006.

The weighted average number of diluted shares outstanding during the first quarter of 2007 was 35,194,000.

Brian Moore, President and Chief Executive Officer, stated, “Our first quarter sequential revenue growth of 15.5% was driven by further stabilization of our business, which we began to see in the fourth quarter 2006. Our strategic focus remains on being well positioned for the reacceleration of growth in the orthopedic industry and leveraging our market leading position to diversify into other medical markets, such as spine and endoscopy, two areas experiencing strong growth. We remain confident in our strategy and will continue to evaluate acquisitions that leverage our worldwide sales and distribution network.”

Mr. Moore continued, “The recently acquired Riley Medical and Everest Metal businesses continue to perform well and contributed to our top line growth.  Our integration of Clamonta Limited, which we acquired in January, remains on schedule and contributed to the robust growth of our aerospace business. We are also excited about our recent acquisition of TNCO Inc., which expands our medical instruments offering, further diversifying our product offering and providing additional cross-selling opportunities.”

Financial Guidance

The following estimates regarding 2007 earnings guidance are based on current market conditions and foreign currency comparisons and are forward-looking.  Actual results may differ materially, and we refer you to Forward-Looking Statements appearing at the end of the release.

For the full year 2007, the Company reconfirmed its expected revenue to be in the range of $253 million to $275 million and full year 2007 earnings per diluted share in the range of $0.73 to $0.80.

Conference Call

Symmetry Medical will host a conference call at 8:00 a.m. EDT on Thursday, May 3, 2007. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (866) 356-3093 for domestic callers and (617) 597-5381 for international callers. The reservation number for both is 17985464. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through August 3, 2007. In addition, a telephonic replay of the call will be available until May 10, 2007. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 35273229.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of

Operations

	Three Months Ended
	March 31, 2007	April 1, 2006
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)
Revenue	$67,519	$69,613
Cost of Revenue	52,558	49,272

Gross Profit	14,961	20,341
Selling, general, and administrative expenses	7,873	7,040

Operating Income	7,088	13,301
Other (income) expense:
Interest expense	1,587	661
Derivatives valuation (gain)/loss	(295)	(1)
Other	546	(219)

Income before income taxes	5,250	12,860
Income tax expense	1,540	4,483

Net income applicable to common shareholders	$3,710	$8,377

Net income applicable to common shareholders
Per share:
Basic	$0.11	$0.24

Diluted	$0.11	$0.24

Weighted average common shares and equivalent shares outstanding:
Basic	34,973	34,717
Diluted	35,194	35,137

Symmetry Medical Inc.

Consolidated Balance Sheets

	March 31, 2007	December 30, 2006
	(In Thousands, Except Per Share Data)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$6,094	$11,721
Accounts receivables, net	55,267	47,506
Inventories	49,253	47,392
Refundable income taxes	112	111
Deferred income taxes	3,534	2,826
Other current assets	3,820	3,965

Total current assets	118,080	113,521
Property and equipment, net	109,413	106,147
Goodwill	157,885	156,241
Intangible assets, net of accumulated amortization	36,830	33,257
Other assets	922	981

Total Assets	$423,130	$410,147

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$19,170	$14,860
Accrued wages and benefits	10,168	7,816
Other accrued expenses	4,723	4,104
Income tax payable	1,281	850
Deferred income taxes	337	249
Derivative valuation liability	546	1,184
Revolving line of credit	2,215	—
Current portion of capital lease obligations	2,956	3,500
Current portion of long-term debt	7,837	5,550

Total current liabilities	49,233	38,113
Deferred income taxes	11,662	11,832
Derivative valuation liability	893	549
Capital lease obligations, less current portion	5,400	5,142
Long-term debt, less current portion	59,110	63,650

Total Liabilities	126,298	119,286

Shareholders' Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued March 31, 2007—35,294; December 30, 2006—35,107)	4	4
Additional paid-in capital	272,977	271,388
Retained earnings	10,481	6,771
Accumulated other comprehensive income	13,370	12,698

Total Shareholders' Equity	296,832	290,861

Total Liabilities and Shareholders' Equity	$423,130	$410,147

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